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                                                                      EXHIBIT 11

                          FRANKLIN FINANCE CORPORATION
                       COMPUTATION OF NET INCOME PER SHARE

Net income for basic income per share is computed by subtracting from the applicable income the dividend requirements on preferred stock to arrive at income applicable to common stock and dividing this amount by the weighted average number of shares of common stock outstanding during the period.



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
                                                                          Three Months Ended
                                                                     ------------------------------
                                                                                March 31,
                                                                          2001            2000
                                                                     ------------------------------
INCOME
Net income                                                           $739,061            $685,041
Less: Preferred stock dividend requirements                           450,225             450,225
                                                                     ------------------------------
Net income applicable to common stock                                $288,836            $234,816

SHARES
Weighted average number of common shares outstanding                   22,077              22,077

NET INCOME PER SHARE                                                 $  13.08            $  10.64
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